EX-16.4

EXHIBIT A

PLAN OF REORGANIZATION

           THIS PLAN OF REORGANIZATION is made as of June 3, 2021 (this ‘‘Plan’’) by Wilmington Funds, a Delaware statutory trust, with its principal place of business at 1100 North Market Street, 9th Floor, Wilmington, Delaware, 19890 (the “Trust”), on behalf of the following series:

Acquired Fund and Share Class	Acquiring Fund and Share Class
Intermediate-Term Bond Fund (the “Acquired Fund”)	Broad Market Bond Fund (the “Acquiring Fund”)
Class A	Class A
Class I	Class I
The reorganization will consist of: (i) the transfer of substantially all of the assets and property (“Assets”) of Acquired Fund listed in the table above in exchange for the corresponding class of shares listed in the table above of Acquiring Fund (“Acquiring Fund Shares”); (ii) the assumption by Acquiring Fund of all of the liabilities (as set forth in paragraph 1.3) of Acquired Fund; (iii) the distribution of each class of Acquiring Fund Shares to the holders of the corresponding class of shares of Acquired Fund; and (iv) the liquidation of Acquired Fund as provided herein, all upon the terms and conditions set forth in this Plan (the “Reorganization”).
The Acquired Fund and Acquiring Fund may be referred to herein individually as a “Fund” or collectively, the “Funds.”
WHEREAS, Acquiring Fund and Acquired Fund are separate series of the Trust, and the Trust is an open-end, registered management investment company;
WHEREAS, Acquiring Fund and Acquired Fund are authorized to issue their shares of beneficial interest;
WHEREAS, the Trustees of the Trust have determined that the Reorganization, with respect to Acquiring Fund, is in the best interests of Acquiring Fund and that the interests of the existing shareholders of Acquiring Fund will not be diluted as a result of the Reorganization; and
WHEREAS, the Trustees of the Trust have determined that the Reorganization, with respect to Acquired Fund, is in the best interests of such Acquired Fund and that the interests of the existing shareholders of Acquired Fund will not be diluted as a result of the Reorganization;
NOW, THEREFORE, in order to consummate the Reorganizations and in consideration of the premises and of the covenants and agreements hereinafter set forth, and intending to be legally bound, the parties hereto covenant and agree as follows:
ARTICLE I: TRANSFER OF ASSETS OF ACQUIRED FUND IN EXCHANGE FOR ACQUIRING FUND SHARES AND LIQUIDATION OF ACQUIRED FUND

          1.1          THE EXCHANGE. Subject to the terms and conditions contained herein and on the basis of the representations and warranties of Acquiring Fund contained herein, Acquired Fund agrees to sell, convey, transfer and deliver all of its Assets, as set forth in paragraph 1.2, to Acquiring Fund. In exchange, Acquiring Fund agrees to: (i) deliver to Acquired Fund the number of full and fractional Acquiring Fund Shares, determined, with respect to each class of shares of Acquired Fund and the corresponding class of shares of Acquiring Fund, by (a) multiplying the shares outstanding of Acquired Fund by (b) the ratio computed by dividing (x) the net asset value per share of Acquired Fund by (y) the net asset value per share of Acquiring Fund computed in the manner set forth in paragraph 2.2 and as of the time and date set forth in paragraph 2.1 and (ii) assume all of the liabilities of Acquired Fund as set forth in paragraph 1.3. Holders of each class of shares of Acquired Fund will receive shares of the corresponding class of Acquiring Fund. Such transactions shall take place at the closing on the Closing Date provided for in paragraph 3.1.

          1.2          ASSETS TO BE ACQUIRED. The Assets of Acquired Fund to be acquired by Acquiring Fund shall consist of all property and assets, including, without limitation, all cash, securities, commodities, interests in futures and dividends or interest receivable, stock splits, settlement rights and payments, including any interest in pending or future legal claims in connection with past or present portfolio holdings, whether in the form of class action claims, opt-out or other direct litigation claims, or regulator or government-established investor recovery fund claims, and any and all resulting recoveries, free and clear of all liens, encumbrances, and claims whatsoever (other than shareholders’ rights of redemption) owned by Acquired Fund and any deferred or prepaid expenses shown as an asset on the books of Acquired Fund on the Closing Date (as defined in paragraph 3.1), except for cash, bank deposits, or cash equivalent securities in an estimated amount necessary (1) to discharge all of Acquired Fund’s known liabilities on its books on the Closing Date including, but not limited to, its income dividends and capital gains distributions, if any, payable for any period prior to, and through, the Closing Date and (2) to pay such contingent liabilities as the trustees of the Trust shall reasonably deem to exist against Acquired Fund, if any, on the Closing Date, for which contingent and other appropriate liability reserves shall be established on the books of Acquired Fund.

Acquired Fund has provided to Acquiring Fund its most recent audited financial statements, which contain a list of all of Acquired Fund’s Assets as of the date of such statements. Acquired Fund hereby represents that as of the date of the execution of this Plan, there have been no changes in its financial position as reflected in such financial statements other than those occurring in the ordinary course of business in connection with the purchase and sale of securities, the issuance and redemption of Acquired Fund shares and the payment of normal operating expenses, dividends and capital gains distributions.

          1.3          LIABILITIES TO BE DISCHARGED. Acquired Fund will discharge all of its known liabilities and obligations prior to the Closing Date (as defined in paragraph 3.1). Acquiring Fund will assume all of the liabilities of Acquired Fund, whether accrued or contingent, known or unknown, existing at the Valuation Time (as defined in paragraph 2.1) in connection with the acquisition of the Assets and subsequent liquidation and dissolution of Acquired Fund.

          1.4          LIQUIDATION AND DISTRIBUTION. On or as soon after the Closing Date as is conveniently practicable: (a) Acquired Fund will distribute in complete liquidation of itself, pro rata to its shareholders of record, determined as of the close of business on the business day immediately preceding the Closing Date (the “Acquired Fund Shareholders”), all of the Acquiring Fund Shares received by Acquired Fund pursuant to paragraph 1.1; and (b) Acquired Fund will thereupon proceed to dissolve and terminate as set forth in paragraph 1.8 below. Such distribution will be accomplished by the transfer of the Acquiring Fund Shares credited to the account of Acquired Fund on the books of

Acquiring Fund to open accounts on the share records of Acquiring Fund in the name of Acquired Fund Shareholders, and representing the respective pro rata number of Acquiring Fund Shares due such shareholders. All issued and outstanding shares of Acquired Fund (the “Acquired Fund Shares”) will simultaneously be canceled on the books of Acquired Fund and shall no longer evidence ownership thereof. Acquiring Fund shall not issue certificates representing Acquiring Fund Shares in connection with such transfer. After the Closing Date, Acquired Fund shall not conduct any business except in connection with its termination. Fractional shares of beneficial interest of an Acquiring Fund shall be carried to the third decimal place.

          1.5          OWNERSHIP OF SHARES. Ownership of Acquiring Fund Shares will be shown on the books of Acquiring Fund’s transfer agent. Acquiring Fund Shares will be issued simultaneously to Acquired Fund, in an amount equal in value to the aggregate net asset value of each class of shares of Acquired Fund Shares, to be distributed to Acquired Fund Shareholders.

          1.6          TRANSFER TAXES. Any transfer taxes payable upon the issuance of Acquiring Fund Shares in a name other than the registered holder of Acquired Fund Shares on the books of Acquired Fund as of that time shall, as a condition of such issuance and transfer, be paid by the person to whom such Acquiring Fund Shares are to be issued and transferred.

          1.7          REPORTING RESPONSIBILITY. Any reporting responsibility of Acquired Fund is and shall remain the responsibility of Acquired Fund.

          1.8          TERMINATION. Acquired Fund shall be terminated promptly following the Closing Date and the making of all distributions pursuant to paragraph 1.4.

          1.9          BOOKS AND RECORDS. All books and records of Acquired Fund, including all books and records required to be maintained under the Investment Company Act of 1940 (the “1940 Act”), and the rules and regulations thereunder, shall be available to Acquiring Fund from and after the Closing Date and shall be turned over to Acquiring Fund as soon as practicable following the Closing Date.

          1.10        UNPAID DIVIDENDS AND DISTRIBUTIONS. On the Closing Date (as defined in paragraph 3.1), Acquired Fund Shareholders as of the record date (the “Distribution Record Date”) with respect to any unpaid dividends and other distributions that were declared prior to the Closing Date shall have the right to receive such unpaid dividends and distributions with respect to the shares of Acquired Fund that such person had on the Distribution Record Date.

          ARTICLE II: VALUATION

          2.1          VALUATION OF ASSETS. The value of Acquired Fund’s Assets to be acquired by Acquiring Fund hereunder shall be the value of such Assets at the close of regular trading on the New York Stock Exchange (the “NYSE”) on the business day immediately preceding the Closing Date provided in paragraph 3.1 or such earlier or later date and time as determined by an officer of the Trust (the “Valuation Time”), using the valuation procedures set forth in the Trust’s Amended and Restated Agreement and Declaration of Trust (the “Trust Instrument”), Acquiring Fund’s then current Prospectus and Statement of Additional Information, and the Trust’s Pricing Committee Procedures, or such other valuation procedures as shall be mutually agreed upon by the parties.

          2.2          VALUATION OF SHARES. The net asset value per share of each class of Acquiring Fund Shares shall be the net asset value per share computed as of the Valuation Time, determined to the nearest full cent, using the valuation procedures set forth in the Trust Instrument, Acquiring Fund’s then current Prospectus and Statement of Additional Information, and the Trust’s Pricing Committee Procedures, or such other valuation procedures as shall be mutually agreed upon by the parties.

          2.3          SHARES TO BE ISSUED. The number of Acquiring Fund Shares to be issued (including fractional shares, if any) in exchange for Acquired Fund’s Assets, shall be determined, with respect to each class of shares of Acquired Fund and each corresponding class of shares of an Acquiring Fund, by (a) multiplying the shares outstanding of Acquired Fund by (b) the ratio computed by (x) dividing the net asset value per share of Acquired Fund by (y) the net asset value per share of Acquiring Fund determined in accordance with paragraph 2.2.

          2.4          DETERMINATION OF VALUE. All computations of value shall be made by The Bank of New York Mellon, as the custodian for Acquiring Fund and Acquired Fund (the “Custodian”).

          ARTICLE III: CLOSING AND CLOSING DATE

          3.1          CLOSING DATE. The closing of the Reorganization of the Acquired Fund and Acquiring Fund shall occur on or about August 23, 2021, and such date shall be the “Closing Date” for that Reorganization. All acts taking place at the closing shall be deemed to take place immediately prior to the opening of business on the Closing Date unless otherwise provided herein. The closing shall be held at the offices of the Trust, or at such other time and/or place as the parties may agree.

          3.2          CUSTODIAN’S CERTIFICATE. Acquired Fund shall cause the Custodian to deliver on the Closing Date a certificate of an authorized officer stating that: (a) Acquired Fund’s portfolio securities, cash, and any other assets have been delivered in proper form to Acquiring Fund on the Closing Date; and (b) all necessary Taxes (as defined below) including all applicable federal and state stock transfer stamps, if any, shall have been paid, or provision for payment shall have been made, in conjunction with the delivery of portfolio securities by Acquired Fund.

          3.3          EFFECT OF SUSPENSION IN TRADING. In the event that on the scheduled Closing Date, either: (a) the NYSE or another primary exchange on which the portfolio securities of Acquiring Fund or Acquired Fund are purchased or sold, shall be closed to trading or trading on such exchange shall be restricted; or (b) trading or the reporting of trading on the NYSE or elsewhere shall be disrupted so that accurate appraisal of the value of the net assets of Acquiring Fund or Acquired Fund is impracticable then the Closing Date shall be postponed until the first business day after the day when trading is fully resumed and reporting is restored, or to such other date(s) as the parties may agree.

          3.4          TRANSFER AGENT’S CERTIFICATE. Acquired Fund shall cause BNY Mellon Investment Servicing (US) Inc. (“BNYMIS”), as transfer agent for Acquired Fund as of the Closing Date, to deliver at the closing, a certificate of an authorized officer stating that its records contain the names and addresses of Acquired Fund Shareholders, and the number and percentage ownership of outstanding shares owned by each such shareholder at the Valuation Time. Acquiring Fund shall issue and deliver or cause BNYMIS, its transfer agent, to issue and deliver a confirmation evidencing Acquiring Fund Shares to be credited on the Closing Date to the Secretary of the Trust or provide evidence satisfactory to Acquired Fund that Acquiring Fund Shares have been credited to Acquired Fund’s account on the books of Acquiring Fund. On the Closing Date, each party shall deliver to the other such bills of sale, checks, assignments, share certificates, receipts and other documents, if any, as such other party or its counsel may reasonably request.

          ARTIVCLE IV: REPRESENTATIONS AND WARRANTIES

          4.1.          NECESSARY FINDINGS OF FACT BY THE TRUST ON BEHALF OF ACQUIRED FUND AND ACQUIRING FUND

          (a)           Each Fund is a legally designated, separate series of a statutory trust duly organized, validly existing, and in good standing under the laws of the State of Delaware.

          (b)          The Trust is duly registered as an open-end management investment company under the 1940 Act, and the Trust’s registration with the Securities and Exchange Commission (the “Commission”) as an investment company under the 1940 Act is in full force and effect as of the date hereof and will be in full force and effect as of the Closing Date.

          (c)          The current Prospectus and Statement of Additional Information of each Fund conform in all material respects to the applicable requirements of the Securities Act of 1933 (the “1933 Act”) and the 1940 Act, and the rules and regulations. All of the shares of Acquired Fund and Acquiring Fund sold were sold pursuant to an effective registration statement filed under the 1933 Act, except for any shares sold pursuant to the private offering exception for the purpose of raising initial capital or obtaining any required initial shareholder approvals. The Prospectus and Statement of Additional Information of each Fund, as well as any combined prospectus/information statement, shall not include any untrue statement of a material fact or omit to state any material fact required to be stated or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (d)          The books and records of Acquired Fund, including FASB ASC 740-10-25 (formerly FIN 48) work papers and supporting statements (“FIN 48 Workpapers”), made available to Acquiring Fund are true and correct in all material respects and contain no material omissions with respect to the business and operations of Acquired Fund. The books and records of Acquiring Fund, including FIN 48 Workpapers, made available to Acquired Fund are true and correct in all material respects and contain no material omissions with respect to the business and operations of Acquiring Fund.

          (e)          The execution, delivery, and performance of this Plan on behalf of each Fund will not result in the violation of any provision of the Trust Instrument or the Trust’s By-Laws (“By-laws”) or of any material agreement, indenture, instrument, contract, lease, or other undertaking to which either is a party or by which it is bound.

          (f)           Acquired Fund has no material contracts or other commitments (other than this Plan) that will be terminated with liability to it before the Closing Date, except for liabilities, if any, to be discharged as provided in paragraph 1.3 hereof.

          (g)          Except as otherwise disclosed in writing to and accepted by the relevant Fund, no litigation, administrative proceeding, or investigation of or before any court or governmental body is presently pending or to its knowledge threatened against either Fund or any of its properties or assets, which, if adversely determined, would materially and adversely affect its financial condition, the conduct of its business, or the ability of the Fund to carry out the transactions contemplated by this Plan. Neither Fund knows of any facts that might form the basis for the institution of such proceedings and neither Fund is a party to or subject to the provisions of any order, decree, or judgment of any court or governmental body that could materially and adversely affect its business or its ability to consummate the transactions contemplated herein. Neither Fund is charged with, or to its knowledge, threatened with, any violation or investigation of any possible violation of any provision of any federal, state or local law or regulation or administrative ruling relating to any aspect of its business.

          (h)          The audited financial statements of each Fund as of April 30, 2021, and for the fiscal year then ended, and any interim unaudited financial statements have been prepared in accordance with generally accepted accounting principles, and such statements fairly reflect the financial condition of each Fund as of such date, and there are no known contingent liabilities of either Fund as of such date that are not disclosed in such statements.

          (i)           The statement of assets and liabilities of Acquired Fund and Acquiring Fund to be furnished by the Trust as of the Closing Date for the purpose of determining the number of shares of beneficial interest of an Acquiring Fund to be issued pursuant to Article I hereof will accurately reflect the net assets of Acquired Fund and Acquiring Fund and their outstanding shares of beneficial interest as of such date, in conformity with generally accepted accounting principles applied on a consistent basis.

          (j)           Since the date of the financial statements referred to in paragraph (h) above, there have been no material adverse changes in either Fund’s financial condition, assets, liabilities or business (other than changes occurring in the ordinary course of business), or any incurrence by a Fund of indebtedness maturing more than one year from the date such indebtedness was incurred, except as otherwise disclosed to and accepted by the Trust on behalf of the relevant Fund. For the purposes of this paragraph (j), a decline in the net asset value of Acquired Fund shall not constitute a material adverse change.

          (k)          The Trust has duly and timely filed, on behalf of Acquired Fund and Acquiring Fund, as appropriate, all Tax (as defined below) returns, reports, information returns, elections, agreements, and declarations, or other documents of any nature or kind (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto) (collectively, the “Returns”), which are required to be filed by Acquired Fund or Acquiring Fund, and all such Returns accurately state the amount of Tax owed for the periods covered by the Returns, or, in the case of information returns, the amount and character of income required to be reported by Acquired Fund or Acquiring Fund. The Trust has, on behalf of Acquired Fund or Acquiring Fund, as appropriate, paid or made provision and properly accounted for all Taxes due or properly shown to be due on such Returns. The amounts set up as provisions for Taxes in the books and records of Acquired Fund or Acquiring Fund, as appropriate, as of the Closing Date will, to the extent required by generally accepted accounting principles, be sufficient for the payment of all Taxes of any kind, whether accrued, due, absolute, contingent or otherwise, which were or which may be payable by Acquired Fund or Acquiring Fund, as appropriate, for any periods or fiscal years

(or portions thereof) ending on or before the Closing Date, including all Taxes imposed before or after the Closing Date that are attributable to any such period or fiscal year. No return filed by the Trust on behalf of Acquired Fund or Acquiring Fund, as appropriate, is currently being audited by the Internal Revenue Service or by any state or local taxing authority, no waivers of the time to assess any Taxes are outstanding, and no written requests for such waivers are pending. As used in this Plan, “Tax” or “Taxes” means all federal, state, local and foreign (whether imposed by a country or political subdivision or authority thereunder) income, gross receipts, excise, sales, use, value added, employment, franchise, profits, property, ad valorem or other taxes, stamp taxes and duties, fees, assessments or charges, whether payable directly or by withholding, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (foreign or domestic) with respect thereto. To the best knowledge of the Trust, there are no levies, liens or encumbrances relating to Taxes existing, threatened or pending with respect to the Assets of Acquired Fund or Acquiring Fund, as appropriate. There are no known actual or proposed deficiency assessments with respect to any Taxes payable by the Trust.

          (l)           All issued and outstanding shares of each Fund are duly and validly issued and outstanding, fully paid and non-assessable by such Fund. All of the issued and outstanding shares of Acquired Fund will, at the time of the Closing Date, be held by the persons and in the amounts set forth in the records of Acquired Fund’s transfer agent as provided in paragraph 3.4. No Fund has any outstanding options, warrants, or other rights to subscribe for or purchase any of its shares, and has no outstanding securities convertible into any of its shares. Acquired Fund and Acquiring Fund are authorized to issue an unlimited number of shares of beneficial interest, with no par value.

          (m)         At the Closing Date, Acquired Fund will have good and marketable title to Acquired Fund’s Assets to be transferred to Acquiring Fund pursuant to paragraph 1.2, and full right, power, and authority to sell, assign, transfer, and deliver such Assets hereunder, free of any lien or other encumbrance, except those liens or encumbrances to which Acquiring Fund has received notice, and, upon delivery and payment for such Assets, and the filing of any articles, certificates or other documents under the laws of the state of Delaware, an Acquiring Fund will acquire good and marketable title, subject to no restrictions on the full transfer of such Assets, other than such restrictions as might arise under the 1933 Act, and such imperfections of title or encumbrances as do not materially detract from the value or use of the Assets subject thereto, or materially affect title thereto, and other than as disclosed to and accepted by Acquiring Fund.

          (n)          No Fund has any unamortized or unpaid organizational fees or expenses.

          (o)          Acquiring Fund Shares to be issued and delivered to Acquired Fund for the accounts of Acquired Fund Shareholders pursuant to the terms of this Plan will, at the Closing Date, have been duly authorized. When so issued and delivered, such shares will be duly and validly issued Acquiring Fund Shares, and will be fully paid and non-assessable.

          (p)          The Trust has the necessary trust power and trust authority to conduct its business and the business of the Acquiring Fund and Acquired Fund as such businesses are now being conducted. The Trust has full trust power and trust authority to enter into and perform its obligations under this Plan. The execution, delivery and performance of this Plan have been duly authorized by all necessary action on the part of each Fund. This Plan constitutes a legally valid and binding obligation of each Fund, enforceable in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, moratorium, arrangement among creditors, fraudulent transfer or conveyance and other laws relating to or affecting creditors’ rights and to general equity principles.

          (q)          The information to be furnished by each Fund for use in no-action letters, applications for orders, registration statements, proxy materials, and other documents that may be necessary in connection with the transactions contemplated herein shall be accurate and complete in all material respects and shall comply in all material respects with federal securities and other applicable laws and regulations.

          (r)           From the effective date of the Registration Statement (as defined in paragraph 5.7), through the time of the Closing Date, any written information furnished by the Trust with respect to each Fund for use in the Registration Materials (as defined in paragraph 5.7), or any other materials provided in connection with the Reorganization, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which such statements were made, not misleading.

          (s)           Acquired Fund has elected to be treated as a “regulated investment company” (a “RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and is a fund that is treated as a separate corporation under Section 851(g)(1) of the Code; has qualified for treatment as a RIC for each taxable year since inception and will continue to qualify as a RIC for its taxable year ending upon its liquidation; has not had any earnings or profits accumulated in any taxable year to which the provisions of Subchapter M of the Code (or the corresponding provisions of prior law) did not apply to it; and the consummation of the transactions contemplated by this Plan will not cause it to fail to be qualified as a RIC as of the Closing Date.

          (t)           Acquiring Fund has elected to be treated as a RIC under Subchapter M of the Code and is a fund that is treated as a separate corporation under Section 851(g) of the Code; has qualified for treatment as a RIC for each taxable year since inception and will continue to qualify as a RIC for its current taxable; has not had any earnings or profits accumulated in any taxable year to which the provisions of Subchapter M of the Code (or the corresponding provisions of prior law) did not apply to it; and the consummation of the transactions contemplated by this Plan will not cause it to fail to be qualified as a RIC as of the Closing Date.

          (u)          Neither Acquiring Fund nor Acquired Fund is under jurisdiction of a court in a Title 11 or similar case.

          (v)          There is no inter-corporate indebtedness existing between Acquired Fund and Acquiring Fund that was issued, acquired, or will be settled at a discount.

          (w)         No governmental consents, approvals, authorizations or filings are required under the 1933 Act, the Securities Exchange Act of 1934 (the “1934 Act”), the 1940 Act or Delaware law for the execution of this Plan by the Trust, for itself and on behalf of each Fund, except for the effectiveness of the Registration Statement, and the filing of any articles, certificates or other documents that may be required under Delaware law, and except for such other consents, approvals, authorizations and filings as have been made or received, and such consents, approvals, authorizations and filings as may be required subsequent to the Closing Date.

          (x)          On the Closing Date, each class of shares of beneficial interest of Acquiring Fund to be issued pursuant to this Plan will be eligible for offering to the public in those states of the United States and jurisdictions in which the corresponding class of shares of Acquired Fund are presently eligible for offering to the public, and there are an unlimited number of shares registered under the 1933 Act such that there is a sufficient number of such shares to permit the transfers contemplated by this Plan to be consummated.

          (y)          Acquiring Fund agrees to use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act, and any state Blue Sky or securities laws as it may deem appropriate in order to continue its operations after the Closing Date.

          ARTICLE V: COVENANTS OF ACQUIRING FUND AND ACQUIRED FUND

          5.1          OPERATION IN ORDINARY COURSE. Each Fund will operate its respective business in the ordinary course between the date of this Plan and the Closing Date, it being understood that such ordinary course of business will include customary dividends and shareholder purchases and redemptions.

          5.2          INVESTMENT REPRESENTATION. Acquired Fund covenants that its Acquiring Fund Shares to be issued pursuant to this Plan are not being acquired for the purpose of making any distribution, other than in connection with the Reorganization and in accordance with the terms of this Plan.

          5.3          ADDITIONAL INFORMATION. Acquired Fund will assist its Acquiring Fund in obtaining such information as Acquiring Fund reasonably requests concerning the beneficial ownership of Acquired Fund’s shares.

          5.4          FURTHER ACTION. Subject to the provisions of this Plan, each Fund will take or cause to be taken, all action, and do or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Plan, including any actions required to be taken after the Closing Date.

          5.5          [Intentionally omitted].

          5.6          OTHER INFORMATION. At the Closing, the Trust shall provide:

          (a)          A copy (which may be in electronic form) of Acquired Fund’s shareholder ledger accounts including, without limitation, the name, address and taxpayer identification number of each shareholder of record, the number of shares of common stock of Acquired Fund held by each shareholder, indicating thereon which such shares are represented by outstanding certificates and which by book-entry accounts, the dividend reinvestment elections applicable to each shareholder, and the backup withholding and nonresident alien withholding certifications, notices or records on file with Acquired Fund with respect to each shareholder, for all of the shareholders of record of Acquired Fund’s shares as of the Valuation Time, who are to become holders of shares of Acquiring Fund as a result of the transactions contemplated by this Plan, certified by its transfer agent or its President or its Vice-President to the best of their knowledge and belief.

          (b)          If requested by Acquiring Fund, all work papers and supporting statements related to ASC 740-10-25 (formerly, “Accounting for Uncertainty in Income Taxes,” FASB Interpretation No. 48, July 13, 2006) pertaining to Acquired Fund.

          (c)          The tax books and records of Acquired Fund for purposes of preparing any returns required by law to be filed for tax periods ending after the Closing Date.

          5.7          PREPARATION OF REGISTRATION STATEMENT AND SCHEDULE 14A PROXY STATEMENT. The Trust will prepare and file with the Commission a registration statement on Form N- 14 relating to Acquiring Fund Shares to be issued to shareholders of the Acquired Fund (the “Registration Statement”). The Registration Statement shall include an information statement and a Prospectus of Acquiring Fund relating to the transaction contemplated by this Plan. The Registration Statement shall be in compliance in all material respects with the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations promulgated thereunder as applicable. The Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. At the time the Registration Statement becomes effective and on the Closing Date, the prospectus and statement of additional information included in the Registration Statement did not and will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each Fund will provide the other party with the materials and information (the “Registration Materials”) necessary to prepare the Registration Statement, for inclusion therein, in connection with the transaction contemplated herein.

          5.8          SHARES OF BENEFICIAL INTEREST. The shares of beneficial interest of Acquiring Fund to be issued and delivered to Acquired Fund pursuant to the terms of Article I hereof shall have been duly authorized as of the Closing Date and, when so issued and delivered, shall be registered under the 1933 Act, validly issued and fully paid and non-assessable, and no shareholder of Acquiring Fund shall have any statutory or contractual preemptive right of subscription or purchase in respect thereof other than any rights created pursuant to this Plan.

          5.9          TAX RETURNS. Each Fund covenants that by the Closing Date, all federal and other Tax Returns required by law to be filed on or before such date shall have been filed and all federal and other Taxes shown as due on said returns either shall have been paid or adequate liability reserves shall have been provided for the payment of such Taxes.

          5.10        ACQUIRED FUND TAX RETURNS. Acquired Fund shall deliver to Acquiring Fund copies of: (1) the federal, state and local income tax returns filed by or on behalf of Acquired Fund for the prior three (3) taxable years; and (2) any of the following that have been issued to or for the benefit of or that otherwise affect Acquired Fund and which have continuing relevance: (a) rulings, determinations, holdings or opinions issued by any federal, state, local or foreign tax authority and (b) legal opinions.

          5.11        LIQUIDATING DISTRIBUTIONS. As soon as is reasonably practicable after the Closing, Acquired Fund will make one or more liquidating distributions to its shareholders consisting of the applicable class of shares of Acquiring Fund received at the Closing, as set forth in Section 1.4 hereof.

          ARTICLE VI: CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIRED FUND

The obligations of Acquired Fund to consummate the transactions provided for herein shall be subject, at its election, to the performance by Acquiring Fund of all the obligations to be performed by Acquiring Fund pursuant to this Plan on or before the Closing Date, and, in addition, subject to the following conditions:

          6.1          All representations and warranties of Acquiring Fund contained in this Plan shall be true and correct in all material respects as of the date hereof and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date and all covenants and obligations of Acquiring Fund contained in this Plan shall have been complied with in all material respects as of the

Closing Date. Acquiring Fund shall have delivered to Acquired Fund a certificate executed in Acquiring Fund’s name by the Trust’s President or Vice President and its Treasurer or Assistant Treasurer, in form and substance satisfactory to Acquired Fund and dated as of the Closing Date, to such effect and as to such other matters as Acquired Fund shall reasonably request.

          ARTICLE VII: CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIRING FUND

The obligations of Acquiring Fund to consummate the transactions provided for herein shall be subject, at its election, to the performance by Acquired Fund of all the obligations to be performed by Acquired Fund pursuant to this Plan, on or before the Closing Date and, in addition, shall be subject to the following conditions:

          7.1          All representations and warranties of Acquired Fund contained in this Plan shall be true and correct in all material respects as of the date hereof and as of the Closing Date, with the same force and effect as if made on and as of such Closing Date and all covenants of Acquired Fund contained in this Plan shall have been complied with in all material respects as of the Closing Date. Acquired Fund shall have delivered to Acquiring Fund on such Closing Date a certificate executed in Acquired Fund’s name by the Trust’s President or Vice President and Treasurer or Assistant Treasurer, in form and substance satisfactory to Acquiring Fund and dated as of such Closing Date, to such effect and as to such other matters as Acquiring Fund shall reasonably request.

          7.2          Acquired Fund shall have delivered to Acquiring Fund a statement of Acquired Fund’s assets and liabilities, together with a list of Acquired Fund’s portfolio securities showing the adjusted cost basis of such securities by lot and the holding periods of such securities, as of the Closing Date, certified by the Treasurer of the Trust.

          7.3          Acquired Fund shall have declared, and shall have paid or caused to have been paid, a dividend or dividends prior to the closing on the Closing Date which, together with all previous such dividends, shall have the effect of distributing to its shareholders: (i) all of Acquired Fund’s investment company taxable income for the taxable year ended prior to the Closing Date and substantially all of such investment company taxable income for the final taxable year ending with its complete liquidation (in each case determined without regard to any deductions for dividends paid); (ii) all of Acquired Fund’s net capital gain recognized in its taxable year ended prior to the Closing Date and substantially all of any such net capital gain recognized in such final taxable year (in each case after reduction for any capital loss carryover); and (iii) at least 90 percent of the excess, if any, of Acquired Fund’s interest income excludible from gross income under Section 103(a) of the Code over its deductions disallowed under Sections 265 and 171(a)(2) of the Code for the taxable year ended prior to the Closing Date and at least 90 percent of such net tax-exempt income for such final taxable year.

          ARTICLE VIII: FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIRING FUND AND ACQUIRED FUND

If any of the conditions set forth below do not exist on or before the Closing Date with respect to either Acquired Fund or Acquiring Fund, the other party to this Plan shall, at its option, not be required to consummate the transactions contemplated by this Plan:

          8.1          On the Closing Date, the Commission shall not have issued an unfavorable report under Section 25(b) of the 1940 Act, or instituted any proceeding seeking to enjoin the consummation of the transactions contemplated by this Plan under Section 25(c) of the 1940 Act. Furthermore, no action, suit or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with this Plan or the transactions contemplated herein.

          8.2          All required consents of other parties and all other consents, orders, and permits of federal, state and local regulatory authorities (including those of the Commission and of State securities authorities, including any necessary “no-action” positions and exemptive orders from such federal and state authorities) to permit consummation of the transactions contemplated herein shall have been obtained, except where failure to obtain any such consent, order, or permit would not involve a risk of a material adverse effect on the Assets or properties of Acquiring Fund or Acquired Fund, provided that either party hereto may waive any such conditions for itself.

          8.3          The Registration Statement shall have become effective under the 1933 Act, and no stop orders suspending the effectiveness thereof shall have been issued prior to the Closing Date or shall be in effect on the Closing Date. To the best knowledge of Acquiring Fund and Acquired Fund, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act.

          8.4          The parties shall have received, prior to or on the Closing Date, an opinion of counsel substantially to the effect that, provided the transactions contemplated hereby are carried out in accordance with the Plan and the laws of the State of Delaware, and based upon certificates of the officers of the Trust on behalf of the Funds with regard to matters of fact:

          (a)          The acquisition by the Acquiring Fund of substantially all of the assets of the Acquired Fund in exchange for Acquiring Fund shares and the assumption by Acquiring Fund of the liabilities of Acquired Fund, as provided for in herein, followed by the distribution by such Acquired Fund to its shareholders of the Acquiring Fund shares in complete liquidation of the Acquired Fund will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and the Acquired Fund and the Acquiring Fund each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code;

          (b)          No gain or loss will be recognized by the Acquired Fund upon the transfer of substantially all of its Assets to, and assumption of its liabilities by, the Acquiring Fund in exchange solely for Acquiring Fund shares pursuant to Section 361(a) and Section 357(a) of the Code;

          (c)          No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of substantially all of the Assets of the Acquired Fund in exchange solely for the assumption of the liabilities of the Acquired Fund and issuance of the Acquiring Fund shares pursuant to Section 1032(a) of the Code;

          (d)          No gain or loss will be recognized by the Acquired Fund upon the distribution of the Acquiring Fund shares by such Acquired Fund to its shareholders in complete liquidation of the Acquired Fund (in pursuance of this Agreement) pursuant to Section 361(c)(1) of the Code;

          (e)          The tax basis of the assets of the Acquired Fund received by the Acquiring Fund will be the same as the tax basis of such assets in the hands of the Acquired Fund immediately prior to the Reorganization pursuant to Section 362(b) of the Code;

          (f)           The holding periods of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the periods during which such assets were held by the Acquired Fund pursuant to Section 1223(2) of the Code;

          (g)          No gain or loss will be recognized by the shareholders of the Acquired Fund upon the exchange of all of their Acquired Fund shares for the Acquiring Fund shares (including fractional shares to which they may be entitled) pursuant to Section 354(a) of the Code;

          (h)          The aggregate tax basis of the Acquiring Fund shares to be received by the shareholders of the Acquired Fund (including fractional shares to which they may be entitled) will be the same as the aggregate tax basis of such Acquired Fund shares exchanged therefor pursuant to Section 358(a)(1) of the Code;

          (i)           The holding period of the Acquiring Fund shares received by a shareholder of the Acquired Fund (including fractional shares to which they may be entitled) will include the holding period of the Acquired Fund shares exchanged therefor, provided that the shareholder held the Acquired Fund shares as a capital asset on the Closing Date of the Reorganization pursuant to Section 1223(1) of the Code.

          For purposes of Section 381 of the Code, the Acquiring Fund will succeed to and take into account as of the date of the transfer (as defined in Section 1.381(b)-1(b) of the income tax regulations issued by the United States Department of the Treasury (“Income Tax Regulations”)) the items of the applicable Acquired Fund described in Section 381(c) of the Code as if there had been no Reorganization, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Income Tax Regulations.

          Such opinion shall be based on customary assumptions and such representations as Stradley Ronon Stevens & Young, LLP (“SRSY”) may reasonably request, and the Trust will cooperate to make and certify the accuracy of such representations. Such opinion shall contain such limitations as shall be in the opinion of SRSY appropriate to render the opinions expressed therein. Notwithstanding anything herein to the contrary, the Trust may not waive the conditions set forth in this paragraph 8.4.

          8.5          [Intentionally omitted].

          8.6          That there be delivered to Acquiring Fund (a) shareholder information including: the names, addresses, and taxpayer identification numbers of the shareholders of Acquired Fund as of the Closing Date; the number of shares held by each shareholder; the dividend reinvestment elections applicable to each shareholder; and the backup withholding and nonresident alien withholding certifications, notices or records on file with Acquired Fund with respect to each shareholder; (b) if requested by Acquiring Fund in writing, all FIN 48 Workpapers; and (c) if requested by Acquiring Fund in writing, the Tax books and records of Acquired Fund for purposes of preparing any Tax returns required by law to be filed after the Closing Date.

          8.7          That the Trust shall have received an opinion in form and substance reasonably satisfactory to it from SRSY to the effect that:

          (a)          The Trust is a statutory trust under the laws of the State of Delaware on and is validly existing and in good standing under the laws of the State of Delaware.

          (b)          The Trust is an open-end, investment company of the management type registered as such under the 1940 Act;

          (c)          The Trust is authorized to issue an unlimited number of shares of beneficial interest, without par value, of Acquired Fund and Acquiring Fund.

          (d)          Assuming that the initial shares of beneficial interest of Acquired Fund were issued in accordance with the 1940 Act, and the Trust Instrument and the By-Laws, and that all other such outstanding shares of Acquired Fund were sold, issued and paid for in accordance with the terms of Acquired Fund’s prospectus in effect at the time of such sales, each such outstanding share is validly issued, fully paid and non-assessable;

          (e)          Assuming that the initial shares of beneficial interest of Acquiring Fund were issued in accordance with the 1940 Act and the Trust Instrument and the By-Laws, and that all other such outstanding shares of Acquiring Fund were sold, issued and paid for in accordance with the terms of Acquiring Fund’s prospectus in effect at the time of such sales, each such outstanding share is validly issued, fully paid and non-assessable; Except as disclosed in Acquired Fund’s and Acquiring Fund’s currently effective prospectus, SRSY does not know of any material suit, action, or legal or administrative proceeding pending or threatened against the Trust, the unfavorable outcome of which would materially and adversely affect the Trust, Acquired Fund or Acquiring Fund;

          (f)          The shares of beneficial interest of Acquiring Fund to be issued pursuant to the terms of Article I hereof have been duly authorized and, when issued and delivered as provided in this Plan, will have been validly issued and fully paid and will be non-assessable by the Trust or an Acquiring Fund;

          (g)          To SRSY’s knowledge, no consent, approval, authorization or order of any court, governmental authority or agency is required for the consummation by the Trust of the transactions contemplated by this Plan, except such as have been obtained under the 1933 Act, the 1934 Act, the 1940 Act, and Delaware laws (including, in the case of each of the foregoing, the rules and regulations thereunder and such as may be required under state securities laws); and

          (h)          Neither the execution nor performance of this Plan by the Trust violates any provision of its Trust Instrument, its By-Laws, or the provisions of any agreement or other instrument, known to such Counsel to which the Trust is a party or by which the Trust is otherwise bound.

          (i)           In rendering such opinion, SRSY may (i) rely, as to matters governed by the laws of the State of Delaware, on an opinion of competent Delaware counsel, (ii) make assumptions regarding the authenticity, genuineness, and/or conformity of documents and copies thereof without independent verification thereof, and other customary assumptions as the parties may agree, (iii) limit such opinion to applicable federal and state law, (iv) define the word “knowledge” and related terms to mean the knowledge of attorneys then with such firm who have devoted substantive attention to matters directly related to this Plan and the Reorganization; and (v) rely on certificates of officers or trustees of the Trust, in each case reasonably acceptable to the Trust.

          ARICLE IX: EXPENSES

          9.1          The expenses of the Reorganization will be borne by the Advisor or its affiliates. Reorganization expenses include, without limitation: (a) expenses associated with the preparation and filing of the Registration Materials; (b) postage; (c) printing; (d) accounting fees; (e) legal fees incurred by each Fund; and (f) other related administrative or operational costs. Reorganization expenses do not include costs relating to portfolio transactions by any Fund. Registration fees will be borne by the Trust on an as-incurred basis.

          ARTICLE X: FINAL TAX RETURNS AND FORMS 1099 OF ACQUIRED FUND

          10.1         After the Closing Date, the Trust shall or shall cause its agents to prepare any federal, state or local Tax Returns, including any Forms 1099, required to be filed by the Trust with respect to Acquired Fund’s final taxable year ending with its complete liquidation and for any prior periods or taxable years and shall further cause such Tax Returns and Forms 1099 to be duly filed with the appropriate taxing authorities.

          10.2         Notwithstanding the provisions of Article IX hereof, any expenses incurred by the Trust or Acquired Fund (other than for payment of Taxes) in connection with the preparation and filing of said Tax returns and Forms 1099 after the Closing Date, shall be borne by Acquired Fund to the extent such expenses have been or should have been accrued by Acquired Fund in the ordinary course without regard to this Plan; any excess expenses shall be borne by the Adviser, at the time such Tax returns and Forms 1099 are prepared.

          ARTICLE XI: ENTIRE PLAN, SURVIVAL OF WARRANTIES

          11.1         The Trust, on behalf of each Fund, agrees that it has not made any representation, warranty and/or covenant regarding the Reorganizations other than those set forth herein, and that this Plan constitutes the entire agreement between the parties.

          11.2         Except as specified in the next sentence set forth in this paragraph 11.2, the representations, warranties, and covenants contained in this Plan or in any document delivered pursuant to or in connection with this Plan, shall not survive the consummation of the transactions contemplated hereunder and neither the Trust, Acquiring Fund, nor Acquired Fund, nor any of their officers, trustees, agents or shareholders shall have any liability with respect to such representations or warranties after the Closing Date. The covenants to be performed after the Closing Date shall continue in effect beyond the consummation of the transactions contemplated hereunder.

          ARTICLE XII: TERMINATION

          12.1         This Plan may be terminated at any time by the consent of the Trust. In addition, the Trust may at its option terminate this Plan on behalf of any Fund at or before the Closing Date due to:

          (a)           A breach of any representation, warranty, or agreement contained herein to be performed at or before the Closing Date, if not cured within 30 days;

          (b)           A condition herein expressed to be precedent to the obligations of the terminating party that has not been met and it reasonably appears that it will not or cannot be met; or

          (c)           A determination by the Board of Trustees that the consummation of the transactions contemplated herein is not in the best interest of a Fund.

          12.2         In the event of any such termination, this Plan shall become void and have no further effect, and there shall be no liability for damages on the part of Acquiring Fund, Acquired Fund, the

Trust, or persons who are their agents, shareholders, Trustees or officers. The failure of any Acquired Fund to consummate the transactions contemplated in this Plan will not affect the consummation of the Reorganization of any other Acquired Fund.

          ARTICLE XIII: AMENDMENTS

          13.1         This Plan may be amended, modified, or supplemented in such manner as may be approved in writing by the officers of the Trust as specifically authorized by the Board of Trustees; provided, however, that the officers of the Trust may change the Valuation Time and Closing Date through a written amendment to this Plan without specific additional authorization by the Trust’s Board of Trustees.

          ARTICLE XIV: HEADINGS; COUNTERPARTS; GOVERNING LAW; ASSIGNMENT; LIMITATION OF LIABILITY

          14.1         The Article and paragraph headings contained in this Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of this Plan.

          14.2         This Plan may be executed in any number of counterparts, each of which shall be deemed an original.

          14.3         This Plan shall be governed by and construed in accordance with the laws of the State of Delaware.

          14.4         This Plan shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but, except as provided in this paragraph, no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm, or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Plan.

          14.5         It is expressly agreed that the obligations of the Funds shall not be binding upon any of the Trust’s Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Funds as provided in the Trust Instrument. No other series of the Trust shall be liable with respect to this Plan or in connection with the transactions contemplated herein. The Trust, Acquiring Fund and Acquired Fund shall not seek satisfaction of any obligation or liability from shareholders of any other Fund, or the trustees, officers, employees or agents of the Trust. The execution and delivery of this Plan have been authorized by the Trustees of the Trust and signed by authorized officers of the Trust acting as such.

Neither the authorization of such Trustees nor the execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Funds as provided in the Trust Instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Plan, all as of the date first written above.

WILMINGTON FUNDS
By:
Name: John C. McDonnell
Title: Vice President and Chief Operations Officer
WILMINGTON FUNDS MANAGEMENT CORPORATION, with respect to the agreements described in Article IX, Section 9.1 of the Plan
By:
Name: John C. McDonnell
Title: Administrative Vice President